Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Yellow Folder, LLC

Dallas, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 10, 2022, relating to the condensed financial statements of Yellow Folder, LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GBQ Partners LLC

Columbus, Ohio

June 17, 2022